CONSENT OF INDEPENDENT AUDITORS
  We consent to the reference to our firm under the caption "Independent Auditors" and to the use of our report dated August 22, 2000, in the Registration Statement and related Prospectus of the PaineWebber Equity Trust, Treasury and Growth Stock Series 22
  /s/ ERNST & YOUNG LLP
  New York, New York
  August 28, 2000